Exhibit 4.1

                    EXCERPT FROM UNANIMOUS BOARD OF MANAGEMENT RESOLUTION

                             Adopted 7 December 2000

                                      * * *

Terms regarding Preference Shares

1.     Designation and Number of Preference Shares

       1.1 The series will be known as the Series 1 Convertible Class A Preference Shares.

       1.2 The Preference Shares will be a series consisting of twelve thousand four hundred (12,400) shares of the authorized but unissued Series 1 Class A Preference Shares of the Issuer.

2.     Dividends

       2.1 Prior to May 1, 2010, holders of Preference Shares will not be entitled to receive dividends or distributions, other than distributions upon the liquidation, winding up or dissolution of the Issuer as provided in Sections 3 and 6 hereof. As of May 1, 2010, the holders of Preference Shares will be entitled to a dividend of EUR 9,181.60 per share per annum.

3.     Ranking

         3.1 The Preference Shares will, with respect to distributions upon the liquidation, winding up or dissolution of the Issuer, rank as set forth in
Section 3.2 or 3.3 hereof.

         3.2 In the event the liquidation, winding up or dissolution of the Issuer becomes legally effective (the date of such effectiveness, the "Distribution Date") on or prior to May 1, 2010, the Preference Shares will rank on a parity with the Issuer's Ordinary Shares. For purposes of calculating the amount distributable to Holders of Preference Shares in such circumstances, the Preference Shares will be deemed to have been converted into Ordinary Shares pursuant to Section 4.1(a) hereof immediately prior to the Distribution Date.

         3.3 In the event the Distribution Date occurs after May 1, 2010, the Preference Shares will rank

                  (a)senior to all classes of ordinary shares and each other class of Capital Stock or series of preference shares issued by the Issuer, which is established after the date of this Resolution, the terms of which do not expressly provide that such class or series will rank senior to or on a parity with the Preference Shares as to distributions upon the liquidation, winding up or dissolution of the Issuer (collectively, with the Issuer's ordinary shares, referred to as the "Junior Securities");

                  (b)on a parity with any class of Capital Stock or series of preference shares issued by the Issuer, which is established after the date of this Resolution, the terms of which expressly provide that such class or series will rank on a parity with the Preference Shares as to distributions upon the

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liquidation, winding up or dissolution of the Issuer (collectively referred to as "Parity Securities"); and

                  (c)subject to approval from Holders of at least 66 2/3% of the outstanding Preference Shares (but only if such approval is required by Section
7.2 hereof), junior to each class of Capital Stock or series of preference shares issued by the Issuer, which is established after the date of this Resolution, the terms of which expressly provide that such class or series will rank senior to the Preference Shares as to distributions upon liquidation, winding-up or dissolution of the Issuer (collectively referred to as "Senior Securities").

         3.4 Except as otherwise provided herein (including, without limitation, Section 7.2 hereof), the Issuer is entitled to amend its Articles of Incorporation to authorize one or more additional series of preference shares, file amendments to its Articles of Incorporation, and issue without restriction from time to time, any series of Junior Securities, Parity Securities or Senior Securities.

4.     Conversion

         4.1 (a) Each Holder of Preference Shares shall have the right, at its option, at any time, and from time to time, after the Holder Conversion Right Commencement Date to convert, subject to the terms and provisions of this
Section 4, any or all of such Holder's Preference Shares. The "Holder Conversion Right Commencement Date" shall be the date which is the earlier to occur of (i) September 1, 2001, (ii) the date on which UnitedGlobalCom, Inc. ("UGC") or a corporation to be formed as UGC's parent completes the purchase of certain assets of Liberty Media Corporation pursuant to the Agreement, dated June 25, 2000, among the Issuer, UGC, Liberty Media International, Inc. and Liberty Media Corporation, as the same may be amended from time to time (the "Liberty Agreement"), or in a manner that is otherwise acceptable to UGC and Issuer, and
(iii) termination of the Liberty Agreement. The occurrence of the event described in clause (ii), the occurrence or nonoccurrence of which shall be determined by the Issuer in its reasonable judgment, is referred to as the "Liberty Closing". Upon the occurrence of the Liberty Closing or termination of the Liberty Agreement, the Issuer promptly shall deliver to each registered Holder of Preference Shares a certificate signed by an authorized officer of the Issuer stating that the Liberty Closing has occurred and that the Holder Conversion Right Commencement Date has occurred. In the case of a conversion pursuant to this Section 4.1(a), the Preference Shares shall be converted into such whole number of fully paid and nonassessable Ordinary Shares as is equal, subject to Section 4.6, to:

                  the product of the number of Preference Shares being so converted multiplied by the quotient of (A) the Liquidation Preference in effect on the Conversion Date divided by (B) the Conversion Price in effect on the Conversion Date (such calculation being the "Conversion Rate"), except that with respect to any share which shall be called for redemption by the Issuer, such right shall terminate at the close of business on the second Business Day prior to the Redemption Date, unless the Issuer shall default in making the payment due upon redemption thereof.

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                (b)     The conversion right of a Holder of Preference Shares
shall be exercised by the Holder by delivery of the Conversion Notice to the Transfer Agent.

                        (i) Immediately prior to the close of business on the Conversion Date, each converting Holder of Preference Shares shall be deemed to be the Holder of record of Ordinary Shares issuable upon conversion of such Holder's Preference Shares notwithstanding that the share register of the Issuer shall then be closed or that certificates representing such Ordinary Shares shall not then be actually delivered to such person.

                        (ii)    On any Conversion Date, all rights with
respect to the Preference Shares so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to exercise the rights to which they are entitled as Holders of Ordinary Shares.

                  (c) If the Conversion Date shall not be a Business Day, then such conversion right shall be deemed exercised on the next Business Day.

         4.2    (a)     (i) The Issuer shall have the right, at its option, to
convert all (but not less than all) of the Preference Shares into Ordinary Shares at the Conversion Rate (the "Issuer's Conversion Date"), if, on or after, December 1, 2003, the Closing Price of the Ordinary Shares has equaled or exceeded 130% of the Conversion Price for at least 20 Trading Days within any 30 consecutive Trading Days. The Issuer shall effect such conversion by delivery of fully paid nonassessable Ordinary Shares equal to the amount of the Liquidation Preference in effect on the Issuer's Conversion Date divided by the Conversion Price as of the Issuer's Conversion Date

                        (ii) In the event that the Issuer undertakes a conversion pursuant to this Section 4.2(a), Holders of Preference Shares to whom the Issuer shall give notice of such conversion, will, in addition to the Ordinary Shares which such Holders will receive pursuant to Section 4.2(a)(i), also receive a payment (the "Section 4.2(a) Additional Payment") in an amount equal to the present value of the Liquidation Preference Accretion Difference. For purposes of this Section 4.2(a)(ii), the "Liquidation Preference Accretion Difference" shall be the remainder of (i) the Liquidation Preference of the Preference Shares that would exist as of December 1, 2004 (i.e. EUR 157,554.61) minus (ii) the Liquidation Preference of the Preference Shares as of the Issuer's Conversion Date. The present value shall be calculated using as the discount rate the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the Additional Period, calculated as of the day immediately preceding the date on which a notice pursuant to Section 4.2(a)(iii) is mailed. The Issuer may make the Section 4.2(a) Additional Payment, at its option, in cash or delivery of fully paid nonassessable Ordinary Shares by issuing that whole number of Ordinary Shares equal to the amount of the Additional Payment divided by the Market Value Amount of an Ordinary Share as of the Issuer's Conversion Date, or by any combination thereof.

                        (iii) The Issuer's right to convert all of the Preference Shares pursuant to this Section 4.2(a) shall be exercised by the Issuer by the delivery of the Issuer's Conversion Notice to the Holders of the Preference Shares on a date when the conditions described in this Section 4.2(a) are continuing or within five days after the occurrence thereof.

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                (b)     (i)     The Issuer shall also have the right, at its
option, to convert all (but not less than all) of the Preference Shares into Ordinary Shares at the then Conversion Rate (the "First Conversion Date"), on or after May 1, 2002 (the "First Conversion"), if, on or after May 1, 2002, and prior to December 1, 2003, the Closing Price of the Ordinary Shares has equaled or exceeded 150% of the Conversion Price for at least 20 Trading Days within any 30 consecutive Trading Day period. The Issuer shall effect such conversion by delivery of fully paid nonassessable Ordinary Shares equal to the amount of the Liquidation Preference in effect on the First Conversion Date divided by the Conversion Price as of the First Conversion Date.

                        (ii) In the event that the Issuer undertakes a First Conversion, Holders of Preference Shares to whom the Issuer shall give notice of such First Conversion, will, in addition to the Ordinary Shares which such Holders will receive pursuant to the preceding sentence, also receive a payment (the "Section 4.2(b) Additional Payment") in an amount equal to the present value of the Liquidation Preference Accretion Difference. For purposes of this
Section 4.2(b)(ii), the "Liquidation Preference Accretion Difference" shall be the remainder of (i) the Liquidation Preference of the Preference Shares that would exist as of December 1, 2004 (i.e. EUR 157,554.61) minus (ii) the Liquidation Preference of the Preference Shares as of the First Conversion Date. The present value shall be calculated using as the discount rate the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the Additional Period, calculated as of the day immediately preceding the date on which a notice of First Conversion is mailed. The Issuer may make the Section 4.2(b) Additional Payment, at its option, in cash or delivery of fully paid nonassessable Ordinary Shares by issuing that whole number of Ordinary Shares equal to the amount of the Additional Payment divided by the Market Value Amount of an Ordinary Share as of the First Conversion Date, or by any combination thereof.

                        (iii) The Issuer's right to convert all of the Preference Shares pursuant to this Section 4.2(b) shall be exercised by the Issuer by the delivery of the Issuer's Conversion Notice to the Holders of the Preference Shares on a date when the conditions described in this Section 4.2(b) are continuing or within five days after the occurrence thereof.

                (c) Notwithstanding the foregoing, without the consent of the Holder the Issuer may not effect these conversions into Ordinary Shares at any time unless (i) all such Ordinary Shares (in the form of Ordinary Shares or ADSs) may be immediately re-sold to the public without restriction or limitation, either (1) pursuant to Rule 144(k) under the Act, or (2) pursuant to an effective registration statement relating to the issuance of all of the Ordinary Shares (in the form of Ordinary Shares or ADSs) upon such conversions or the resale of such Ordinary Shares (in the form of Ordinary Shares or ADSs), and (ii) all such Ordinary Shares when issued may be traded on the Amsterdam Stock Exchange without restriction of any kind.

        4.3 The Conversion Price shall be subject to adjustment if any Conversion Price Adjustment Event described in Section 4.3(a) occurs. The adjustment will be accomplished from time to time as described in Section 4.3(b).

                (a) A Conversion Price Adjustment will be deemed to have occurred in case the Issuer shall at any time or from time to time:

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                        (i)     make any payment of a dividend (or other
distribution) payable in Ordinary Shares or any other class of capital stock of the Issuer to all Holders of any class of Capital Stock of the Issuer (other than the issuance of Ordinary Shares in connection with the redemption of or the conversion of the Preference Shares or any preference shares pari passu with the Preference Shares);

                        (ii) make any issuance to all Holders of Ordinary Shares of rights, options or warrants entitling them to subscribe for or purchase Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares at less than Market Value of such shares as of the date of conversion or exchange; provided, however, that no adjustment shall be made with respect to such a distribution if the Holder of Preference Shares would be entitled to receive such rights, options or warrants upon conversion at any time of Preference Shares into Ordinary Shares, and provided further, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur;

                        (iii)   make any subdivision, combination or
reclassification of any class of ordinary shares;

                        (iv) make any distribution consisting exclusively of cash (excluding any cash distribution upon a merger or consolidation to which Section 4.6 applies) to all Holders of shares of any class of ordinary shares (which distribution is not also being made to the holders of the Preference Shares based on the number of Ordinary Shares into which the Preference Shares is then convertible) in an aggregate amount that, combined together with (1) all other such all-cash distributions made within the then-preceding 12-months in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Issuer or any of its Subsidiaries for Ordinary Shares concluded within the then-preceding 12-months in respect of which no adjustment has been made, exceeds 12.5% of the Issuer's Market Capitalization on the record date of such distribution;

                        (v) completes a tender or exchange offer made by the Issuer for shares of any class of its Ordinary Shares that involves an aggregate consideration that, together with (1) any cash and other consideration payable in a tender or exchange offer by the Issuer for shares of any class of ordinary shares expiring within the then-preceding 12-months in respect of which no adjustment has been made and (2) the aggregate amount of any such all-cash distributions referred to in (iv) above to all Holders of shares of any class of ordinary shares within the then-preceding 12-months in respect of which no adjustment has been made, exceeds 12.5% of the Issuer's Market Capitalization just prior to the expiration of such tender offer; or

                        (vi) makes a distribution to all Holders of Ordinary Shares (which distribution is not also being made to the holders of the Preferred Stock based on the number of Ordinary Shares into which the Preference Shares is then convertible unless the Ordinary Shares do not share pro rata in such distribution) consisting of evidences of indebtedness, shares of Capital Stock other than Ordinary Shares of the Issuer or any other type of assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above).

                (b)If any Conversion Price Adjustment Event occurs, the Issuer

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will calculate the adjustment to the Conversion Price as follows for each specific event. In the following descriptions, the variables have the following definitions:

C equals the total number of Preference Shares outstanding at the time of the Conversion Price Adjustment Event;

U equals the number of Ordinary Shares underlying rights, options, or warrants issued entitling the holders to subscribe for or purchase Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares issued in the Conversion Price Adjustment Event;

X equals the total number of shares of Ordinary Shares outstanding immediately prior to the Conversion Price Adjustment Event (not including unexercised options, warrants, or rights);

Y equals the total number of shares of Ordinary Shares outstanding immediately after the Conversion Price Adjustment Event (not including unexercised options, warrants, or rights);

Cash     equals any distribution consisting exclusively of cash (excluding any cash distributed upon a merger or consolidation to which Section 4.6 applies) to all Holders of Ordinary Shares in an aggregate amount that, combined together with (1) all other such all-cash distributions made within the then- preceding 12-months in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Issuer or any of its Subsidiaries for Ordinary Shares concluded within the then-preceding 12 months in respect of which no adjustment has been made pursuant to Section 4.3(a)(iv);

ExP equals the exercise or other consideration to be paid by the Holder upon the exercise of or conversion of rights, options or warrants;

MC       equals Market Capitalization;

MV equals Market Value per share of the Ordinary Shares as of the date of conversion or exchange;

#Sh equals the number of Ordinary Shares receiving the distribution contemplated in Section 4.3(a)(vi) or subject to the tender offer contemplated in Section 4.3(a)(v);

TOff equals the aggregate consideration in a tender or exchange offer described in Section 4.3(a)(v) that, together with (1) any cash and other consideration payable in a tender or exchange offer by the Issuer or any of its Subsidiaries for Ordinary Shares expiring within the then-preceding 12-months in respect of which no adjustment has been made and (2) the aggregate amount of any such all-cash distributions referred to in Section 4.3(a)(iv) to all Holders of Ordinary Shares within the then-preceding 12-months in respect of which no adjustment has been made;

TOff/S   equals the tender offer price, per share;

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TPur     equals the number of shares purchased in the tender offer;

Value    equals the aggregate fair market value of the distribution described in
         Section 4.3(a)(vi), as determined in good faith by the Supervisory Board of the Issuer;

CP equals the Conversion Price immediately prior to the Conversion Price Adjustment Event;

ACP equals the Conversion Price immediately after the Conversion Price Adjustment Event;

                        (i) In the case of an event described in Sections 4.3(a)(i) or 4.3(a)(iii), the Conversion Price in effect immediately before such event shall be adjusted pursuant to the following formula: X/Y multiplied by CP=ACP.(1)


                        (ii) In the case of an event described in Section 4.3(a)(ii), the Conversion Price in effect immediately before such event shall be adjusted pursuant to the following formula: X/(X+U ((MV-ExP)/MV)) multiplied by CP=ACP.(2)

If any options, warrants, convertible securities, or other rights of the nature described in Section 4.3(a)(ii) ("Rights") expire without exercise or conversion, the Conversion Price will be readjusted to the Conversion Price which would otherwise be in effect had the adjustment made upon the issuance of such Rights been made on the basis of delivery of only the number of Ordinary Shares actually delivered upon the exercise or conversion of such Rights.

                        (iii) In the case of an event described in Section 4.3(a)(iv), the Conversion Price in effect immediately before such event shall be adjusted pursuant to the following formula: CP-((Cash-12.5% MC)/C)=ACP.(3)


         There will be no adjustment to the Conversion Price pursuant to Section 4.3(a)(iv) if (Cash-12.5% MC) is less than or equal to zero.

                           (iv)    In the case of an event described in Section
4.3(a)(v), and if the tender offer price or exchange offer price per share is greater than Market Value, the Conversion Price in effect immediately before such event shall be adjusted pursuant to the following

------------------

(1) For example, where X=12 million shares, and 500,000 shares are being issued in the Conversion Price Adjustment Event (Y=12,500,000), and CP is EUR32.00, the Adjusted Conversion Price (ACP) is EUR30.72.

(2) For example, where X=12 million shares, and U=500,000 shares, MV is EUR40, ExP is EUR35, and CP is EUR32.00, the Adjusted Conversion Price (ACP) is EUR31.83. If ExP is EUR0, the Adjusted Conversion Price (ACP) is EUR30.72.

(3) For example, where Cash distributed equals EUR20,000,000, Market Capitalization equals EUR100,000,000 (12.5% MC=EUR12,500,000), CP equals EUR32.00 and there are 2,000,000 Preference outstanding (C), the Adjusted Conversion Price (ACP) is EUR28.25.

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formula: CP-((TPur multiplied by (TOff/S-MV))/(#Sh- TPur))=ACP.(4)


         There will be no adjustment to the Conversion Price pursuant to Clause 4.3(a)(v) if TOff/S is less than or equal to Market Value or if TPur multiplied by TOff/S is less than 12.5% of MC.

                           (v)     In the case of an event described in Section
4.3(a)(vi), the Conversion Price in effect immediately before such event shall be adjusted pursuant to the following formula: CP-(Value/#Sh)=ACP.(5)


An adjustment made pursuant to this Section 4.3 shall become effective retroactively: (x) in the case of a Conversion Price Adjustment Event described in Section 4.3(a)(i), (ii), (iv), or (vi), immediately following the close of business on the record date for the determination of Holders of Ordinary Shares entitled to participate in such event; or (y) in the case of a Conversion Price Adjustment Event described in Section 4.3(a)(ii), the close of business on the day upon which such corporate action becomes effective; or (z) in the case of a Conversion Price Adjustment Event described in Section 4.3(a)(v), the close of business on the day of the completion of such tender offer or exchange offer.

                  (c) Notwithstanding anything herein to the contrary, no adjustment under this Section 4.3 need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time, if ever, of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price.

                  (d) Notwithstanding anything to the contrary contained in this Resolution, no Conversion Price adjustment will be made as a result of the issuance of Ordinary Shares on conversion of the Preference Shares.

                  (e    Each event requiring adjustment to the Conversion Price
shall require only a single adjustment even though more than one of the adjustment clauses set forth in Section 4.3(a), Section 4.4 or Section 4.5 may be applicable to such Conversion Price Adjustment Event.

                  (f) If the Issuer shall fix a record date for the Holders of any class of its Capital Stock for the purpose of entitling them to receive a dividend or other distribution which would otherwise constitute a Conversion Price Adjustment Event, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or

---------------

(4) For example, where TOff/S is EUR45.00 at a time when MV is EUR35, CP equals EUR32.00, 1,000,000 shares were purchased in the tender offer (TPur), and there were 12,000,000 shares of the class outstanding (#SH), the Adjusted Conversion Price (ACP) is EUR31.09.

(5) For example, where CP is $32.00, Value equals $1,500,000, and there were 12,000,000 shares of the class outstanding (#SH), ACP is $31.88.

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distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the fixing of such record date.

                  (g) Upon any increase or decrease in the Conversion Price, then, and in each such case, the Issuer promptly shall deliver to each registered Holder of Preferred Stock a certificate signed by an authorized officer of the Issuer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

                  (h) The Issuer reserves the right to make such reductions in the Conversion Price in addition to those required by this Section 4.3 as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Issuer elects to make such a reduction in the Conversion Price, the Issuer will comply with the requirements of Rule 14e-1 under the 1934 Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

                  (i) If the Issuer effects a Spinoff, the Issuer shall make appropriate provision so that the Holders of Preference Shares have the right to exchange their Preference Shares on the effective date of the Spinoff for (i) Exchange Preference Shares of the Issuer and (ii) Mirror Preference Shares of the issuer of the Spinoff Securities. The sum of the initial liquidation preference of the Exchange Preference Shares and Mirror Preference Shares delivered in exchange for Preference Shares will equal the Liquidation Preference of such Preference Shares on the effective date of the Spinoff. The Mirror Preference Shares will have an aggregate initial liquidation preference equal to the product of the aggregate Liquidation Preference of the Preference Shares exchanged therefor and the quotient of (x) the product of the number (or fraction) of Spinoff Securities that would have been receivable upon such Spinoff by a holder of the number of Ordinary Shares issuable upon conversion of a Preference Share immediately prior to the record date for the Spinoff and the average of the daily Closing Prices of the Spinoff Securities for the period of ten consecutive trading days commencing on the tenth trading day following the effective date of the Spinoff, divided by (y) the sum of the amount determined pursuant to clause (x), plus the Fair Value of the Ordinary Shares, other securities or property (other than Spinoff Securities) that would have been receivable by a holder of a Preference Share upon conversion thereof prior to the record date for the Spinoff (such Fair Value to be determined in the case of Ordinary Shares or other securities with a Closing Price in the same manner as provided in clause (x) and otherwise by the Supervisory Board in the exercise of its good faith judgment). The Exchange Preference Shares will have an aggregate initial liquidation preference equal to the difference between the aggregate liquidation preference of the Preference Shares exchanged therefor and the aggregate initial liquidation preference of the Mirror Preference Shares. From and after the effective date of such Spinoff, the holders of any Preference Shares that have not been exchanged for Mirror Preference Shares and Exchange Preference Shares as provided above shall have no conversion rights under these provisions with respect to such Spinoff Securities.

                  (j) If the Issuer or a subsidiary of the Issuer (the applicable of the foregoing being the "Offeror") makes an Exchange Offer, the Offeror shall concurrently therewith make an equivalent offer to the Holders of Preference Shares pursuant to which such Holders may tender Preference Shares based upon the number of Ordinary Shares into which such tendered Preference

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Shares are then convertible (and in lieu of tendering outstanding Ordinary
Shares), together with any other consideration that may be required to be tendered pursuant to the Exchange Offer, and receive in exchange therefor, in lieu of Exchange Securities (and other property, if applicable), Mirror Preference Shares with an aggregate Liquidation Preference equal to the aggregate liquidation preference of the Preference Shares exchanged therefor. Whether or not a Holder of Preference Shares elects to accept the offer and tender Preference Shares, no adjustment to the Conversion Price will be made in connection with the Exchange Offer. If an Exchange Offer is made as discussed above, the Offeror shall, concurrently with the distribution of the offering circular or prospectus and related documents to Holders of Ordinary Shares, provide each Holder of Preference Shares with a notice setting forth the offer described herein and describing the Exchange Offer, the Exchange Securities and the Mirror Preference Shares. Such notice shall be accompanied by the offering circular, prospectus or similar document provided to Holders of Ordinary Shares in respect of the Exchange Offer and a copy of the certificate of designations or resolutions (or similar document) proposed to be filed or adopted by the Offeror in order to establish the Mirror Preference Shares. No failure to mail the notice contemplated herein or any defect therein or in the mailing thereof shall affect the validity of the applicable Exchange Offer.

                  (k) If the Issuer shall issue or sell any Ordinary Shares or securities convertible into or exercisable or exchangeable for Ordinary Shares (other than pursuant to employee stock options or pursuant to other rights and warrants outstanding on September 11, 2000) and regardless of whether the holders of such convertible or exchangeable securities have the fully vested legal right to convert, exercise or exchange such securities for Ordinary Shares, for a consideration per share (or, in the case of convertible or exchangeable securities having a conversion or exchange price per Ordinary Share) less than the Market Value of the Ordinary Shares on the date of such issuance the Conversion Price in effect immediately prior to such issuance or sale shall be reduced effective as of immediately following such issuance or sale by multiplying such Conversion Price by a fraction, (i) the numerator of which shall be the sum of (x) the number of Ordinary Shares outstanding immediately prior to such issuance or sale and (y) the number of Ordinary Shares which the aggregate consideration receivable by the Issuer for the total of additional Ordinary Shares so issued or sold (or issuable on conversion, exercise or exchange) would purchase at the Market Value in effect immediately prior to such issuance or sale and (ii) the denominator of which shall be the sum of the number of Ordinary Shares outstanding immediately prior to such issuance or sale and the number of additional Ordinary Shares to be issued or sold (or, in the case of convertible or exchangeable securities, issueable on conversion, exercise or exchange). For the purpose of the foregoing sentence, the consideration received by the Issuer in an underwritten offering of Ordinary Shares (in the form of Ordinary Shares or ADSs) or securities convertible into or exchangeable for Ordinary Shares will be deemed to include any underwriters' discount, not to exceed 5% of the Market Value of the Ordinary Shares on the date of issue to purchasers, granted by the Issuer. No further adjustment of the Conversion Price shall be made as a result of the actual issuance of Ordinary Shares upon the conversion, exchange or exercise of such convertible or exchangeable securities. If any such convertible or exchangeable securities shall expire without having been exercised or exchanged, the Conversion Price as adjusted pursuant to this Section 4.3(k) shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that only the Ordinary Shares actually issued upon such conversion, exercise or exchange, if any, were issued or sold for the consideration received by the Issuer upon such exercise, exchange or conversion, plus the consideration, if any, actually received by the Issuer for the granting of the rights or options whether or not exercised, plus the consideration received for issuing or selling the convertible or exchangeable securities actually converted or exchanged, plus the consideration, if any, actually received by the Issuer (other than by cancellation of liabilities or obligations evidenced by such convertible or exchangeable securities) on the conversion or exchange of such convertible or exchangeable securities.

         4.4 In the event the Issuer distributes rights or warrants (other than those referred to in Section 4.3(a)(ii)) pro rata to all Holders of Ordinary Shares, so long as any such rights or warrants have not expired or been redeemed by the Issuer, the Holders of any Preference Shares surrendered for conversion will be entitled to receive upon such conversion, in addition to the Ordinary Shares then issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows:

                (a) if such conversion occurs on or prior to the date for the distribution to Holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Rights Distribution Date"), the same number of rights or warrants to which a Holder of a number of Ordinary Shares equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants, and

                (b) if such conversion occurs after such Rights Distribution Date, the same number of rights or warrants to which a Holder of the number of Ordinary Shares of the Issuer into which such Preference Shares was convertible immediately prior to such Rights Distribution Date would have been entitled on such Rights Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants.

         In the event the Holders of the Preference Shares are not entitled to receive such rights or warrants pursuant to Section 4.4(a) or 4.4(b), the Conversion Price will be subject to adjustment upon any declaration or distribution of such rights or warrants pursuant to Section 4.3, above.

         4.5    (a)     In case of:

                        (i) any capital reorganization or reclassification or other change of outstanding Ordinary Shares (other than a change in par value, or from par value to no par value, or from no par value to par value), or

                        (ii) any consolidation or merger of the Issuer with or into another Person (other than a consolidation or merger in which the Issuer is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Ordinary Shares), or

                        (iii) any sale, transfer or other conveyance to another Person of all or substantially all of the assets of the Issuer computed on a consolidated basis (other than the sale, transfer, assignment or distribution of shares of Capital Stock or assets to a Subsidiary)

(any of the events described in Section 4.5(a) being referred to in this Section
4.5 as a "Transaction"), then the adjustment described in Section 4.5(b) will be made.

                (b) Each Preference Share then outstanding shall, without the consent of any Holder of Preference Shares, become convertible only into the kind and amount of shares of stock or other securities (of the Issuer or another issuer) or property or cash receivable upon such Transaction by a Holder of the number of Ordinary Shares into which such Preference Share could have been converted immediately prior to such Transaction after giving effect to any adjustment event, provided, however, that the adjustments described in Section
4.6 may apply upon the occurrence of a Change of Control.

                (c) The provisions of this Section 4.5 shall apply to successive Transactions. The provisions of this Section 4.5 shall be the sole right of Holders of Preference Shares in connection with any Transaction and such Holders shall have no separate vote thereon.

         4.6    (a)    Upon a Change of Control, if the Market Value of an
Ordinary Share at such time is less than the Conversion Price, then the Conversion Price will be subject to a temporary adjustment for a period of 60 days after notice pursuant to Section 4.6(c) has been sent such that the Conversion Price will be equal to the greater of:

                        (i) the Market Value of an Ordinary Share on the date on which a Change of Control event occurs, and

                        (ii) 66.67% of the Market Value as of September 11, 2000 (i.e. EUR 19.824).

                (b) In lieu of issuing the Ordinary Shares issuable upon conversion in the event of a Change of Control, the Issuer may, at its option, make a cash payment equal to the greater of 4.6(a)(i) and (ii) above, or any combination thereof.

                (c) In the event of a Change of Control, notice of such Change of Control shall be given, within five Business Days of the Change of Control Date, by the Issuer by first-class mail to each record Holder of Preference Shares, at such Holder's address as the same appears on the books of the Issuer. Each such notice shall state: (i) that a Change of Control has occurred; (ii) the last day on which the Change of Control option may be exercised (the "Expiration Date"); (iii) the name and address of the paying agent; and (iv) the procedures that Holders must follow to exercise the Change of Control option.

                (d) On or before the Expiration Date, each Holder of Preference Shares wishing to exercise the Change of Control option shall deliver a notice of such exercise, in the manner and at the place designated in the notice described in Section 4.6(c), and on such date such shares shall be converted by the Issuer at the Conversion Price as adjusted and the cash or Ordinary Shares due to such Holder shall be delivered to such Holder.

                (e)     The foregoing provisions are not waivable by the Issuer.

         4.7 In the case of any distribution by the Issuer to its stockholders of substantially all of its assets, each Holder of Preference Shares will participate pro rata in such distribution based on the number of Ordinary Shares into which such Holders' Preference Shares would have been convertible pursuant to Section 4.1(a) hereof immediately prior to such distribution, unless such distribution occurs after May 1, 2010, and the amount of such distribution, calculated as the basis of such conversion, would result in a payment less than the Liquidation Preference, in which case the Liquidation Preference shall be paid.

         4.8 If, as a result of any Conversion Price Adjustment Event, a Holder of Preference Shares becomes entitled to receive upon conversion shares of two or more classes of Capital Stock, the Issuer shall determine the reasonable allocation of the adjusted Conversion Price between the classes of Capital Stock. After such allocation, the Conversion Price of each class of Capital Stock shall thereafter be subject to adjustment on terms applicable to the Preference Shares in this Section 4.

         4.9 To the extent the Conversion Price results in the Holder of Preference Shares receiving a larger number of Ordinary Shares than the number of Preference Shares so converted, this resolution includes the right for the Holders of Preference Shares to subscribe for these additional Ordinary Shares. The par value of such additional Ordinary Shares shall be paid from the statutory reserve maintained for the Preference Shares as referred to in article 9 paragraph 5 of the Articles of Association of the Issuer. The pre-emption rights of existing shareholders of the Issuer are in this respect excluded. The Issuer shall at all times reserve and keep available for issuance upon the conversion of the Preference Shares, such number of its authorized but unissued Ordinary Shares as will from time to time be sufficient to permit the conversion of all outstanding Preference Shares, and shall take all action required to increase the authorized number of Ordinary Shares if at any time there shall be insufficient authorized unissued Ordinary Shares to permit such reservation or to permit the conversion of all outstanding Preference Shares.

         4.10 The issuance of Ordinary Shares upon the conversion of Preference Shares shall be made without charge to the converting Holder of Preference Shares for such shares or for any tax in respect of the issuance or delivery of such shares or the securities represented thereby, and such shares shall be issued in the respective names of, or in such names as may be directed by, the Holders of the Preference Shares converted; provided, however, that the Issuer shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance of any such certificate in a name other than that of the Holder of the Preference Shares converted, and the Issuer shall not be required to issue or deliver such shares unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Issuer the amount of such tax or shall have established to the reasonable satisfaction of the Issuer that such tax has been paid.

5.     Optional Redemption of Preference Shares

         5.1    (a)     Preference Shares will not be redeemable prior to
December 1, 2004.

                (b) On or after December 1, 2004, subject to applicable Dutch law, the Preference Shares may be redeemed, in whole or in part and in any manner permitted by applicable Dutch law, at the option of the Issuer, (i) in cash, (ii) by delivery of fully paid and nonassessable Ordinary Shares, (iii) by delivery of fully paid and nonassessable shares of UGC's Class A Common Stock, or (iv) a combination thereof, upon Redemption Notice given not less than 20 days nor more than 60 days prior to the Redemption Date, during the 12-month periods commencing on December 1, 2004 of the years indicated below, at the following Redemption Prices per share, calculated by multiplying the Liquidation Preference in effect on Redemption Notice Date times the following percentages:

                                                         Redemption
                                                       Price Per Share
                                                       as Percentage of
         Year                                       Liquidation Preference

         2004.................................................104%
         2005.................................................103%
         2006.................................................102%
         2007.................................................101%
         2008 and thereafter..................................100%

                (c) In the event that fewer than all the outstanding Preference Shares are to be redeemed, the shares to be redeemed will be determined pro rata.

                (d) If the Issuer elects to pay the Redemption Price in Ordinary Shares or shares of UGC Class A Common Stock, the number of Ordinary Shares or shares of UGC Class A Common Stock, respectively, to be distributed will be calculated by dividing the aggregate Redemption Price payable to any Holder by the Market Value Amount of an Ordinary Share or share of UGC Class A Common Stock, respectively, as of the Redemption Notice Date.

                (e) From and after the applicable Redemption Date (unless the Issuer shall be in default of payment of the Redemption Price), the Preference Shares to be redeemed shall no longer be deemed to be outstanding, and all rights of the Holders thereof as stockholders of the Issuer (except the right to receive the Redemption Price) will cease.

         5.2 In the event the Issuer shall elect to redeem Preference Shares pursuant to Section 5.1 hereof, the Issuer must provide the Holders with the Redemption Notice as described in Section 5.1(b), and

                (a)     (i)     On the Redemption Date, the Issuer or the
Redemption Agent, as applicable, shall pay or deliver to each Holder the full Redemption Price due such Holder in cash, in fully paid and nonassessable Ordinary Shares, in fully paid and nonassessable shares of UGC Class A Common Stock, or in a combination thereof.

                        (ii) The shares so redeemed shall be automatically (and without any further action of the Issuer or the Holder) canceled as of the Redemption Date and returned to authorized but unissued shares of preference shares of no series.

                (b) If a Redemption Notice shall have been given as provided in Section 5.1, all rights of the Holders thereof as stockholders of the Issuer with respect to shares so called for redemption (except for the right to receive from the Issuer the Redemption Price) shall cease either (i) from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Price, in which case such rights shall not terminate at the Redemption Date) or (ii) if the Issuer shall so elect and state in the Redemption Notice, from and after the time and date (which date shall be the Redemption Date or an earlier date not less than 20 days after the date of mailing of the Redemption Notice) on which the Issuer shall irrevocably deposit in trust for the Holders of the shares to be redeemed with a designated Redemption Agent as paying agent sufficient to pay at the office of such paying agent, on the Redemption Date, the Redemption Price. Any moneys, Ordinary Shares or shares of UGC Class A Common Stock so deposited with such Redemption Agent which shall not be required for such redemption shall be returned to the Issuer forthwith. Subject to applicable escheat laws, any moneys, Ordinary Shares or shares of UGC Class A Common Stock so set aside by the Issuer and unclaimed at the end of one year from the Redemption Date shall revert to the general funds of the Issuer, after which reversion the Holders of such shares so called for redemption shall look only to the general funds of the Issuer for the payment of the Redemption Price without interest. Any interest accrued on funds held by the Redemption Agent shall be paid to the Issuer from time to time.

                (c) In the event that fewer than all the outstanding Preference Shares are to be redeemed, the shares to be redeemed shall be determined pro rata based on the number of shares held.

6       Liquidation Preference

        6.1 Upon any voluntary or involuntary liquidation, winding up or dissolution of the Issuer that becomes effective (the "Liquidation Date") on or before May 1, 2010, the amount payable with respect to the Preference Shares shall be equal to the amount that would have been payable on Ordinary Shares if the Preference Shares had been converted into Ordinary Shares pursuant to
Section 4.1(a) hereof on the Liquidation Date, and no amounts shall be paid with respect to the Liquidation Preference of the Preference Shares.

         6.2 Upon any voluntary or involuntary liquidation, winding up or dissolution of the Issuer that becomes effective after May 1, 2010, Holders of Preference Shares will be entitled to be paid, out of assets of the Issuer available for distribution the Liquidation Preference per share, before any distribution is made on any Junior Securities, including, without limitation, the Ordinary Shares.

         6.3 If, upon any voluntary or involuntary liquidation, winding-up or dissolution of the Issuer under Section 6.2 hereof, the amounts payable with respect to the Liquidation Preference of the Preference Shares and all other Parity Securities are not paid in full, the Holders of the Preference Shares and the Parity Securities will share pro rata in proportion to the full distribution to which each is entitled.

         6.4 After payment of the full amount of the Liquidation Preference to which they are entitled pursuant to Section 6.2 hereof, the Holders of Preference Shares will have no right or claim to any of the remaining assets of the Issuer.

         6.5 Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or business of the Issuer (other than in connection with the winding up of its business), nor the merger or consolidation of the Issuer with or into any other corporation, will be deemed to be a liquidation, winding up or dissolution, voluntary or involuntary, of the Issuer.

7       Voting Rights

        7.1 Holders of Preference Shares shall have such voting rights as provided by law and as set forth herein. Each Preference Share will represent the right to cast one vote at a general meeting of shareholders and shall vote together with all other classes of stock of the Issuer.

        7.2 The affirmative vote or consent of the Holders of at least 66-2/3% of the outstanding Preference Shares will be required for:

                (a) the issuance of Senior Securities or any security convertible into Senior Securities or evidencing a right to purchase any shares or any class or series of Senior Securities, and

                (b) any amendment to this Resolution that would affect adversely the rights of the Holders of the Preference Shares (whether effected by amendment to the Issuer's articles of association, merger, consolidation, binding share exchange or otherwise) other than to correct a manifest error.

                (c) In all such cases each Preference Share shall be entitled to one vote.

        7.3 Except as set forth in this Resolution, the creation, authorization or issuance of any shares of Junior Securities, Parity Securities, or Senior Securities (including preference shares that are convertible into Ordinary Shares that constitute Junior Securities or Parity Securities, but excluding Senior Securities) or an increase or decrease in the amount of authorized Capital Stock of any class (including any preference shares that constitute Junior Securities or Parity Securities, whether or not convertible, but excluding Senior Securities), shall not require the consent of the Holders of the Preference Shares and shall not be deemed to affect adversely the rights of Holders of Preference Shares.

8       Amendment, Supplement and Waiver

        8.1 Without the consent of any Holder of the Preference Shares, subject to the requirements of the Dutch law, the Issuer may amend or supplement this Resolution to cure any ambiguity, defect or inconsistency, to provide for uncertificated Preference Shares in addition to or in place of certificated Preference Shares, to provide for the assumption of the Issuer's obligations to Holders of the Preference Shares in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Preference Shares or that does not adversely affect the legal rights under this Resolution of any such Holder.

9       Certain Definitions

        Set forth below are certain defined terms used in this Certificate of Designation.

        9.1 "Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        9.2     "Business Day" means any day other than a Legal Holiday.

        9.3 "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership or membership interests, whether common or preferred.

        9.4 "Change of Control" means any merger or consolidation of the Issuer with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the Issuer's assets, on a Consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), either

                (A) any "person" or "group" (other than the UGC, Liberty Media Corporation, New United and New UPC (as both defined in the Liberty Agreement), the Principals, or any person controlling or controlled by or under common control with UGC, Liberty Media Corporation, New United, New UPC or any of the Principals) is or becomes the "beneficial owner" (as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 35% of the total voting power of all classes of the Issuer's securities in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities and such "person" or "group" beneficially owns (after giving effect to such transaction) a greater percentage of the total voting power than is at that time beneficially owned by UGC, Liberty Media Corporation, New United, New UPC, the Principals, and any person controlling or controlled by or under common control with UGC, Liberty Media Corporation, New United and the Principals (in the aggregate) and none of UGC, Liberty Media Corporation, New United, New UPC, the Principals, or any person controlling or controlled by or under common control with UGC, Liberty Media Corporation, New United, New UPC or any of the Principals, has the right or ability by voting power, contract or otherwise to elect or nominate for election a majority of the Issuer's Supervisory Board, or

                (B) the Continuing Directors cease for any reason to constitute a majority of the Supervisory Board of the Issuer then in office, or

                (C) the Issuer adopts a plan of liquidation (other than a plan of liquidation as a consequence of which (1) UGC, Liberty Media Corporation, New United, New UPC, the Principals, or any person controlling or controlled by or under common control with UGC, Liberty Media Corporation, New United, New UPC and the Principals (in the aggregate) beneficially own at least the same percentage of voting power after the consummation of such plan as before or otherwise retain the right or ability, by voting power, to control the Person that acquires the proceeds of such liquidation and (2) the Person that acquires the substantial majority of the proceeds of such liquidation shall have assumed the Issuer's obligations pursuant to the Preference Shares).

        9.5 "Closing Price" of an Ordinary Share or a share of UGC Class A Common Stock or any other security, as the case may be, means for each day shall be the last sales price or in case no such reported sales take place on such day, the average of the last reported bid and asked price, in case of an Ordinary Share on the principal Dutch or in case of UGC Class A Common Stock at the principal U.S. national securities exchange or in case of other securities the principal U.S. or non-U.S. national securities exchange on which Ordinary Shares, shares of UGC Class A Common Stock or other securities, respectively, are admitted to trading or listed, or if not listed or admitted to trading on such exchange, the representative closing bid price as reported by the Nasdaq National Market, or if the Nasdaq National Market is no longer reporting such information, or if not so available, the fair market price as determined, in good faith, by the Supervisory Board of the Issuer.

        9.6 "Consolidation" means, with respect to any Person, the consolidation of the accounts of the Subsidiaries with those of such Person, all in accordance with GAAP; provided that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of such Person. The term "Consolidated" has a correlative meaning to the foregoing. "Unrestricted Subsidiary" is as defined in the Indenture, dated as of July 30, 1999 between the Issuer and Citibank, N.A. (London Branch), as trustee, with respect to the Issuer's $735,000,000 12 1/2 % Senior Discount Notes Due 2009.

        9.7 "Continuing Director" means during any period of 12 consecutive months after December 1, 2000, individuals who at the beginning of any such 12-month period constituted the Supervisory Board of the Issuer (together with any new supervisory directors whose election by the shareholders was from a list of candidates drawn up by the holder or holders of the Issuer's priority shares and new supervisory directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Issuer or UGC, if such agreement is approved by a vote of such majority of supervisory directors).

        9.8 The "Conversion Date" shall be: (i) in the case of a conversion pursuant to Section 4.1, the date the Issuer or the Transfer Agent receives the Conversion Notice, or (ii) in the case of a conversion pursuant to Section 4.2, the date of the Issuer's Conversion Notice.

        9.9 The "Conversion Notice" is written notice from the Holder to the Issuer stating that the Holder elects to convert all or a portion of the Preference Shares represented by certificates delivered to the Issuer or the Transfer Agent contemporaneously. The Conversion Notice will specify or include:

                (i) The number of Preference Shares being converted by the Holder,

                (ii) The name or names (with address and taxpayer identification number) in which Ordinary Shares are to be issued,

                (iii) A written instrument or instruments of transfer in form reasonably satisfactory to the Issuer or the Transfer Agent, duly executed by the Holder or its duly authorized legal representative, or in blank, and

                (iv) Transfer tax stamps or funds thereof, if required pursuant to Section 4.10.

        9.10 The "Conversion Price" shall initially be EUR 35.455, subject to adjustments as set forth in Section 4.3.

        9.11 "Conversion Price Adjustment Events" are any of those events specified in Section 4.3(a).

        9.12    "Conversion Rate" is as defined in Section 4.1(a) above.

        9.13    "Distribution Date" is as defined in Section 3.2, above.

        9.14 "Exchange Offer" means an issuer tender offer (within the meaning of Rule 13e 4(a)(2) of the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, as such Rule is in effect on the date hereof), including, without limitation, one that is effected through the distribution of rights or warrants, made to Holders of Ordinary Shares (or to holders of other stock of the Issuer receivable by a Holder of Preference Shares upon conversion thereof), to issue stock of the Issuer or of a subsidiary of the Issuer and/or other property to a tendering stockholder in exchange for Ordinary Shares (or such other stock) validly tendered pursuant to such issuer tender offer.

        9.15 "Exchange Preference Shares" means a series of convertible preferred stock of the Issuer, having terms, conditions, designations, conversion rights, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as is practicable in the good faith judgment of the Issuer's Supervisory Board, to those of the Preference Shares for which such Exchange Preference Shares is exchanged, except that (a) the liquidation preference will be determined as provided in Section 4.3(i), (b) the running of any time periods pursuant to the terms of the Preference Shares shall be tacked to the corresponding time periods in the Exchange Preference Shares and (c) the Exchange Preference Shares will not be convertible into, and the holders will have no conversion rights thereunder with respect to, the Spinoff Securities.

        9.16 "Exchange Securities" means stock of the Issuer or of a subsidiary of the Issuer that is issued in exchange for shares of Ordinary Shares (or other stock of the Issuer receivable by a holder of Preference Shares) pursuant to an Exchange Offer.

        9.17 "Final Liquidation Preference" means per Preference Share EUR 296,918.07 which amount calculated against the New York Exchange Rate is equivalent to $258,707.04.

        9.18 "Holder" means a Person in whose name shares of Capital Stock is registered.

        9.19    "Holder Conversion Right Commencement Date" is as defined in
Section 4.1(a).

        9.20 "Issuer" means United Pan-Europe Communications N.V., a public limited liability company organized under the laws of The Netherlands.

        9.21 The "Issuer's Conversion Notice" is written notice from the Issuer to the Holders of Preference Shares stating that the Issuer elects to convert all of the Preference Shares. The Issuer's Conversion Notice will specify and include:

                (i) The date of such conversion (which date shall also be the date of the Issuer's Conversion Notice); provided that in the case of a conversion pursuant to Section 4.2(a), the date of the conversion shall be the Issuer's Conversion Date; and provided further that in the case of a conversion pursuant to Section 4.2(b), the date of the conversion shall be the First Conversion Date;

                (ii) The Closing Price of the Ordinary Shares as of the date of the Issuer's Conversion Notice;

                (iii) A statement that the Issuer is exercising its right to cause the mandatory conversion of the Preference Shares and a description of the provisions of this Resolution conferring such right on the Issuer;

                (iv) A brief summary of any transfer restrictions on the Ordinary Shares issuable upon conversion;

                (v) The approximate date and manner upon which Ordinary Shares will be made available;

                (vi) The Conversion Price as of the date of the Issuer's Conversion Notice;

                (vii) A statement that unless the Issuer defaults in the delivery of the Ordinary Shares into which the Preference Shares have been converted, Holders' rights as Holders of Preference Shares shall cease as of the date of the notice and Holders shall thereafter have all rights as other Holders of Ordinary Shares.

        9.22    "Junior Security" is as defined in Section 3.3.

        9.23 "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York, Amsterdam, The Netherlands or London, England, or at a place payment is to be received are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

        9.24    "Liberty Agreement" is as defined in Section 4.1(a).

        9.25    "Liberty Closing" is as defined in Section 4.1(a).

        9.26 "Liquidation Preference" means, per Preference Share as of any date of determination, the sum of (a) the original per share purchase price of a Preference Share (i.e., EUR 114,770 which amount calculated against the New York Exchange Rate is equivalent to $100,000 per Preference Share) plus (b) the portion of the excess of the Final Liquidation Preference (i.e., EUR 182,148.07 which amount calculated against the New York Exchange Rate is equivalent to $158,707.04 per Preference Share) over such original per share purchase price that shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 8% per annum compounded quarterly on each December 31, March 31, June 30 and September 30 from the date of issuance through the date of determination; except that on December 1, 2012 the Liquidation Preference shall be equal to the Final Liquidation Preference. If the Preference Shares have not been redeemed on or before December 1, 2012, the Liquidation Preference shall be the Final Liquidation Preference increasing on a daily basis at the rate of 12% per annum compounded quarterly on each December 31, March 31, June 30 and September 30 from December 1, 2012 through the date of redemption.

        9.27    "Liquidation Preference Accretion Difference" is as defined in
Section 4.2(b)(ii).

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        9.28    "Market Capitalization" as of any date means, with respect to an
Ordinary Share or a share of UGC Class A Common Stock, the product of the Closing Price on such date of an Ordinary Share or a share of UGC Class A Common Stock, respectively, times the total number of Ordinary Shares or shares of UGC Class A Common Stock, respectively, then outstanding.

        9.29 "Market Value" means, as of any date, the average of the daily Closing Price for the five consecutive Trading Days ending on such date.

        9.30 "Market Value Amount" of a security means, as of any date, 97% of the Market Value of that security.

        9.31 "Mirror Preference Shares" means convertible preferred stock issued by (a) in the case of Spinoff, the issuer of the applicable Spinoff Securities, and (b) in the case of an Exchange Offer, the issuer of the applicable Exchange Securities, and having terms, conditions, designation, conversion rights, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating optional or other special rights, and qualifications, limitations or restrictions thereof that are identical, or as nearly so as practicable in the good faith judgment of the Issuer's Supervisory Board, to those of the Preference Shares for which such Mirror Preference Shares is exchanged, except that (i) the liquidation preference will be determined as provided in Sections 4.3(i) or 4.3(j), as applicable, (ii) the running of any time periods pursuant to the terms of the Preference Shares shall be tacked to the corresponding time periods in the Mirror Preference Shares, and
(iii) the Mirror Preference Shares shall be convertible into the kind and amount of Spinoff Securities or Exchange Securities, as applicable, and other securities and property that the Holder of Preference Shares in respect of which such Mirror Preference Shares are issued pursuant to the terms hereof would have received (x) in the case of a Spinoff, in such Spinoff had such Preference Shares been converted immediately prior to the record date for such Spinoff and
(y) in the case of an Exchange Offer, upon consummation thereof had such Preference Shares that such holder elects to tender been converted and Ordinary Shares received upon such conversion been tendered in full pursuant to such Exchange Offer prior to the expiration thereof and the same percentage of such tendered shares had been accepted for exchange as the percentage of validly tendered Ordinary Shares were accepted for exchange pursuant to such Exchange Offer, as the case may be. The initial Conversion Price of the Mirror Preference Shares shall be initially established to effectuate the foregoing.

        9.32    "Ordinary Shares" means the Issuer's Ordinary Shares A.

        9.33    "Parity Security" is as defined in Section 3.3.

        9.34 "Person" means any individual, corporation, partnership, joint venture, association, joint-stock issuer, interest, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

        9.35 "Preference Shares" means the Preference Shares authorized in this Resolution.

        9.36 "Principals" means Albert M. Carollo, Lawrence F. DeGeorge, Lawrence J. DeGeorge, Curtis Rochelle, Marian Rochelle, Rochelle Investments, Ltd. (so long as it is controlled by Curtis or Marian Rochelle), Gene W.

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Schneider, G. Schneider Holdings, Co. and The Gene W. Schneider Family Trust (so
long as each is controlled by Gene W. Schneider or trustees appointed by him), Janet S. Schneider, Mark L. Schneider and with respect to any such persons means: (A) any controlling stockholder or 80% (or more) owned Subsidiary of such person, or with respect to each individual person, (i) family partnerships, corporations or other entities holding equity interests in the Company, the transferee(s) or the surviving entities or entities solely for the benefit of such person or any of the persons listed in (ii), (iii), (iv) or (v) below, (ii) such person's spouse, (iii) such person's children, grandchildren, stepchildren, step grandchildren and their spouses, (iv) heirs, legatees and devisees, and (v) trusts solely for the benefit of any of the foregoing; or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of such person and/or such other persons referred to in the immediately preceding clause (A).

        9.37 "Redemption Agent" means that Person, if any, appointed by the Issuer to hold funds deposited by the Issuer in trust to pay to the Holders of shares to be redeemed.

        9.38 "Redemption Date" means that certain date set forth in the Redemption Notice on which date the redemption of the Preference Shares is to be completed.

        9.39 "Redemption Notice" means that notice to be given by the Issuer to the Holders notifying the Holders as to the redemption, in whole or in part, of the Preference Shares pursuant to Section 5 hereof. The Redemption Notice shall include the following information: (i) the Redemption Date and the time of day on such date; (ii) the total number of Preference Shares to be redeemed and, if fewer than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; (iii) the Redemption Price (whether to be paid in cash, Ordinary Shares, shares of UGC Class A Common Stock or a combination thereof); (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price and delivery of certificates representing Ordinary Shares or shares of UGC Class A Common Stock (if the Issuer so chooses); (v) the name of any bank or trust company, if any, performing the duties of Redemption Agent. The Redemption Notice shall be given by first-class mail to each record Holder of the shares to be redeemed, at such holder's address as the same appears on the books of the Issuer.

        9.40 "Redemption Notice Date" means the date the Redemption Notice is first mailed or delivered to any Holder.

        9.41 "Redemption Price" means that price established for redemption of the Preference Shares pursuant to in Section 5.1(b) hereof.

        9.42    "Senior Securities" is as defined in Section 3.3.

        9.43 "Spinoff" means the distribution of stock of a subsidiary of the Issuer as a distribution or dividend to all holders of Ordinary Shares.

        9.44 "Spinoff Securities" means stock of a subsidiary of the Issuer that is distributed to Holders of Ordinary Shares in a Spinoff.

        9.45    "Subsidiary" means, with respect to any person, any corporation,

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

association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.

        9.46 The "Transfer Agent" shall be as established pursuant to Section 10 hereof.

        9.47 "Trading Day" shall mean any business day on which the Nasdaq national Market (or any U.S. national securities exchange or quotation system on which the Ordinary Shares or UGC Class A Common Stock, as the case may be, is then listed) or the Amsterdam Stock Exchange is open for the transaction of business.

        9.48 "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

10      Transfer Agent and Registrar

        The Issuer shall initially be the Transfer Agent and registrar for the Preferred Stock. The Issuer may, in its sole discretion, appoint a successor transfer agent.

11      Other Provisions

        11.1 With respect to any notice to a Holder of shares of the Preference Shares required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

        11.2 Preference Shares issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of the laws of The Netherlands, have the status of authorized but unissued preference shares of the Issuer undesignated as to series and may with any and all other authorized but unissued shares of preference shares of the Issuer be designated or redesignated and issued or reissued, as the case may be, as part of any series of preference shares of the Issuer except that any issuance or reissuance of shares of Preference Shares must be in compliance with this Resolution.

        11.3 In the Issuer's discretion, no fractional shares of Ordinary Shares or shares of UGC Class A Common Stock or securities representing fractional shares of Ordinary Shares or UGC Class A Common Stock will be issued upon conversion, redemption, or as dividends payable in the Preference Shares. Any fractional interest in an Ordinary Share or a share of UGC Class A Common Stock resulting from conversion, redemption, or dividend payment will be paid in cash based on the last reported sale price of the Ordinary Shares (either in the form of Ordinary Shares or ADSs) or UGC Class A Common Stock, as applicable, on the Amsterdam Stock Exchange or Nasdaq National Market, as applicable (or any national securities exchange or authorized quotation system on which the Ordinary Shares (either in the form of Ordinary Shares or ADSs) or UGC Class A

Common Stock, as applicable, is then listed) at the close of business on the Trading Day next preceding the date of conversion or such later time as the Issuer is legally and contractually able to pay for such fractional shares.

        11.4    The Preference Shares shall be issuable in  whole shares.

        11.5 All notices periods referred to herein shall commence on the date of the mailing of the applicable notice.

        11.6    (a)     If in the reasonable judgment of the Issuer or the
Holder, the Holder's acquisition of Ordinary Shares or other securities of the Issuer or UGC upon conversion or redemption of the Preference Shares would require a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Issuer and the respective Holder each will take such actions as may be required promptly to comply with the requirements of the HSR Act relating to the filing and furnishing of information (an "HSR Report") to the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("DOJ"), such actions to include (i) preparing and cooperating with each other in preparing the HSR Report to be filed by or on behalf of each of them so as to avoid errors or inconsistencies between their HSR Reports in the description of the reported transaction and to permit the filing of their HSR Reports in a timely fashion, (ii) complying with any request for additional documents or information made by the FTC or the DOJ or by any court and assisting the other in so complying and (iii) causing all persons which are part of the same "person" (as defined for purposes of the HSR Act) as such party to cooperate and assist in such compliance. The Issuer and the respective Holder each will pay any costs that it incurs in complying with the obligations set forth in this Section 11.6, except that each will bear one-half of any fee payable in connection with the filing of an HSR Report. It will be a condition precedent to the effectiveness of the conversion or redemption of any Preference Shares that either (i) no filing under the HSR Act by the holder of such Preference Shares would be required in connection with its acquisition of Ordinary Shares or other voting securities upon such exercise, conversion or redemption or (ii) any applicable waiting period under the HSR Act has expired or been terminated. If an acquisition of securities of the Issuer or of UGC by the respective Holder upon exercise or conversion of Preference Shares requires the filing of an HSR Report, then any time period within which the respective Holder is required to convert or to submit for redemption such Preference Shares will be deemed extended, up to a maximum of 90 days, to permit compliance with the HSR Act, including filing of the requisite HSR Reports and expiration or termination of the applicable waiting period. If the waiting period has not so expired or been terminated prior to the end of such period of extension and of the period within which such Holder is required to convert such Preference Shares or if such Holder determines to withdraw its HSR Report, then the Issuer will use its best efforts to afford to such Holder the benefits intended to be provided by the Preference Shares by (i) granting to such Holder the right to acquire other securities of the Issuer having the same rights, privileges and preferences as the securities originally to be acquired, except that such other securities will not possess voting rights, on the same terms as the securities originally to be acquired or (ii) if such replacement right cannot be granted, providing to the Issuer such other right as may reasonably represent the value of the conversion or exercise right required to be foregone.

                (b) If the respective Holder, in its sole opinion, considers a request from a governmental agency for additional data and information in connection with the HSR Act to be unduly burdensome, such Holder may withdraw its HSR Report and rescind its exercise or conversion of the affected Preference Shares, in which case its rights will be the same as existed immediately before such attempted conversion and in addition, such Holder will have the rights described in the last sentence of Section 11.6 (a).

        11.7 All amounts in United States Dollars mentioned herein are equivalent to an amount in Euro, to be calculated against the New York Exchnage Rate as published in the Wall Street Journal of September 8, 2000 being US$1 = EUR 1,1477.

                                     * * *